TYSON FOODS DELIVERS EARNINGS GROWTH IN FIRST SIX MONTHS
REAFFIRMS GUIDANCE FOR ANOTHER RECORD YEAR

Springdale, Arkansas – May 7, 2018 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®, today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months Ended
	2018	2017	2018	2017
Sales	$9,773	$9,083	$20,002	$18,265
Operating Income	498	571	1,425	1,553

Net Income	316	341	1,948	935
Less: Net Income Attributable to Noncontrolling Interests	1	1	2	2
Net Income Attributable to Tyson	$315	$340	$1,946	$933

Net Income Per Share Attributable to Tyson	$0.85	$0.92	$5.25	$2.51

Adjusted¹ Operating Income	$694	$623	$1,644	$1,605

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.27	$1.01	$3.08	$2.60
1 Adjusted operating income and adjusted net income per share attributable to Tyson, or Adjusted EPS, are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release. Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis because certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. A further explanation of providing non-GAAP guidance is included at the end of this release.
First Six Months Highlights

•	Record GAAP EPS of $5.25, up 109% from last year; Record Adjusted EPS of $3.08, up 18% from last year

•	GAAP operating income of $1,425 million, down 8% from last year; Record Adjusted operating income of $1,644 million up 2% from last year

•	Total Company GAAP operating margin of 7.1%; Adjusted operating margin of 8.2%

•	Realized $102 million of Financial Fitness Program cost savings
Second Quarter Highlights

•	GAAP EPS of $0.85, down 8% from last year; Adjusted EPS of $1.27, up 26% from last year

•	GAAP operating income of $498 million, down 13% from last year; Adjusted operating income of $694 million, up 11% from last year

•	Realized $65 million of Financial Fitness Program cost savings
Tax Reform Impact

•
Lower enacted tax rates positively impacted the second quarter and six months Adjusted EPS by $0.17 and $0.38, respectively, and we expect a fiscal 2018 benefit of approximately $0.85 on an adjusted basis

Guidance

•	Including the benefit of lower enacted tax rates, Adjusted[1] EPS guidance for fiscal 2018 is $6.55-$6.70, which represents an approximate 23-26% increase from fiscal 2017 Adjusted EPS

"We are continuing to grow our business as we create a modern food company focused on protein,” said Tom Hayes, president and chief executive officer of Tyson Foods. “Sales, volume, adjusted operating income and adjusted EPS all increased in the fiscal second quarter vs. the same period last year. Up against challenging conditions, we delivered solid results in all four of our segments.

“We’ve built a strong foundation of sustainable growth that positions us well for the second half of the fiscal year and beyond.  We’re outpacing the food and beverage industry today - and looking ahead, we'll keep challenging the status quo and drive growth across our iconic brands.”

SEGMENT RESULTS (in millions)

Sales
(for the second quarter ended March 31, 2018, and April 1, 2017)
	Second Quarter				Six Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2018	2017	Change	Change	2018	2017	Change	Change
Beef	$3,681	$3,487	1.8%	3.7%	$7,567	$7,015	3.2%	4.5%
Pork	1,265	1,302	(1.1)%	(1.8)%	2,548	2,554	(1.9)%	1.6%
Chicken	2,959	2,798	2.0%	3.6%	5,956	5,504	4.6%	3.4%
Prepared Foods	2,147	1,751	10.9%	10.6%	4,439	3,646	11.3%	9.4%
Other	82	82	(7.1)%	8.9%	170	172	(5.3)%	4.7%
Intersegment Sales	(361)	(337)	n/a	n/a	(678)	(626)	n/a	n/a
Total	$9,773	$9,083	1.9%	5.6%	$20,002	$18,265	3.5%	5.8%

Operating Income (Loss)
(for the second quarter ended March 31, 2018, and April 1, 2017)
	Second Quarter				Six Months Ended
			Operating Margin				Operating Margin
	2018	2017	2018	2017	2018	2017	2018	2017
Beef	$92	$126	2.5%	3.6%	$348	$425	4.6%	6.1%
Pork	67	141	5.3%	10.8%	218	388	8.6%	15.2%
Chicken	231	233	7.8%	8.3%	503	496	8.4%	9.0%
Prepared Foods	123	87	5.7%	5.0%	384	277	8.7%	7.6%
Other	(15)	(16)	n/a	n/a	(28)	(33)	n/a	n/a
Total	$498	$571	5.1%	6.3%	$1,425	$1,553	7.1%	8.5%
Note: On June 7, 2017, we acquired and consolidated AdvancePierre Foods Holdings, Inc. ("AdvancePierre"), a producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks. AdvancePierre's results from operations subsequent to the acquisition closing are included in the Prepared Foods and Chicken segments.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the second quarter ended March 31, 2018, and April 1, 2017)
	Second Quarter				Six Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2018	2017	2018	2017	2018	2017	2018	2017
Beef	$120	$126	3.3%	3.6%	$377	$425	5.0%	6.1%
Pork	79	141	6.2%	10.8%	231	388	9.1%	15.2%
Chicken	288	233	9.7%	8.3%	569	496	9.6%	9.0%
Prepared Foods	222	139	10.3%	7.9%	495	329	11.2%	9.0%
Other	(15)	(16)	n/a	n/a	(28)	(33)	n/a	n/a
Total	$694	$623	7.1%	6.9%	$1,644	$1,605	8.2%	8.8%
Note: Adjusted operating income is a non-GAAP financial measure and is explained and reconciled to a comparable GAAP measure at the end of this release.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Beef - Sales volume increased for the six months and second quarter of fiscal 2018 due to improved availability of cattle supply, stronger demand for our beef products and increased exports. Average sales price increased for the six months and second quarter of fiscal 2018 as demand for our beef products and strong exports outpaced the increase in live cattle supplies. Operating income for the six months and second quarter of fiscal 2018 remained strong, although below prior year's record results, as we continued to maximize our revenues relative to the higher live fed cattle costs, partially offset by increased labor and freight costs and one-time cash bonus to frontline employees of $27 million incurred in the second quarter of fiscal 2018.

•
Pork - Sales volume decreased for the six months and second quarter of fiscal 2018 as a result of balancing our supply with customer demand during a period of margin compression. Average sales price increased for the six months of fiscal 2018 due to price increases in the first quarter of fiscal 2018 associated with higher livestock costs. In the second quarter of fiscal 2018, average sales price decreased as livestock costs fell. While reduced compared to the prior year record results, operating income for the six months and second quarter of fiscal 2018 remained strong as we maximized our revenues relative to the live hog markets due to operational and mix performance, which were partially offset by margin compression, higher labor and freight costs and one-time cash bonus to frontline employees of $12 million incurred in the second quarter of fiscal 2018.

•
Chicken - Sales volume was up for the six months and second quarter of fiscal 2018 due to strong demand for our chicken products along with the incremental volume from the AdvancePierre acquisition. Average sales price increased for the six months and second quarter of fiscal 2018 due to sales mix changes. Operating income remained strong for the six months and second quarter of fiscal 2018 as we benefited from $37 million and $23 million, respectively, of Financial Fitness Program cost savings, in addition to positive impacts from incremental AdvancePierre results and slightly lower feed costs, partially offset by increased labor, freight and growout expenses and one-time cash bonus to frontline employees of $51 million incurred in the second quarter of fiscal 2018.

•
Prepared Foods - Sales volume increased for the six months and second quarter of fiscal 2018 primarily from incremental volume from the AdvancePierre acquisition. Average sales price increased for the six months and second quarter from higher input costs of $90 million and $45 million, respectively, and product mix which was positively impacted by the acquisition of AdvancePierre. Operating income increased for the six months and second quarter of fiscal 2018 due to $62 million and $38 million, respectively, of Financial Fitness Program cost savings, in addition to positive impacts from improved mix and incremental AdvancePierre results, partially offset by higher input and freight costs and one-time cash bonus to frontline employees of $19 million incurred in the second quarter of fiscal 2018. Additionally, operating income was impacted in the second quarter of fiscal 2018 by a $75 million impairment related to the divestiture of non-protein business and was impacted in the second quarter of fiscal 2017 by a $52 million impairment of our San Diego Prepared Foods operation.

Outlook
In fiscal 2018, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 3% from fiscal 2017 levels, but strong export markets should partially absorb the increase. As previously announced, in the fourth quarter of fiscal 2017, our Board of Directors approved a multi-year restructuring program (the “Financial Fitness Program”), that is expected to contribute to the Company’s overall strategy of financial fitness through increased operational effectiveness and overhead reduction. Through a combination of synergies from the integration of AdvancePierre and additional elimination of non-value added costs, the program is estimated to result in net savings of $200 million in fiscal 2018, $400 million in fiscal 2019 including new savings of $200 million, and $600 million in fiscal 2020 including additional savings of $200 million. The majority of these savings, which are focused on supply chain, procurement, and overhead improvements, are expected to be realized in the Prepared Foods and Chicken segments. The following is a summary of the outlook for each of our segments, as well as an outlook for sales, capital expenditures, net interest expense, liquidity, tax rate impact due to tax reform and share repurchases for fiscal 2018.

Adjusted operating margin guidance is provided below on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2018 adjusted operating margin guidance to its full-year fiscal 2018 projected GAAP operating margin guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

•
Sale of Non-Protein Businesses – On April 24, 2017, we announced our intent to sell three non-protein businesses, Sara Lee® Frozen Bakery, Kettle and Van’s®. Additionally, in the first quarter of fiscal 2018, we made the decision to sell our pizza crust business. All of these non-protein businesses are part of our Prepared Foods segment and are being sold as part of our strategic focus on protein brands. We completed the sale of our Kettle business in the first quarter of fiscal 2018 and used the proceeds of $125 million to pay down debt. We anticipate we will close the remaining transactions in the back half of fiscal 2018.

•
Beef – We expect industry fed cattle supplies to increase approximately 3% in fiscal 2018 as compared to fiscal 2017. We expect ample supplies in regions where we operate our plants. We believe our Beef segment's adjusted operating margin in fiscal 2018 should be above 6%.

•	Pork – We expect industry hog supplies to increase approximately 2-3% in fiscal 2018 as compared to fiscal 2017. For fiscal 2018, our Pork segment's adjusted operating margin should be around 8%.

•
Chicken – AdvancePierre contributed approximately $165 million of revenue in the first six months of fiscal 2018, and we expect incremental revenue of approximately $220 million in fiscal 2018 for a total of approximately $320 million in the first full fiscal year as part of our operation. We expect to capture Financial Fitness Program net savings of approximately $75 million in fiscal 2018, which is a combination of AdvancePierre net synergies and reduction of non-value added costs. USDA projects an increase in chicken production of approximately 2% in fiscal 2018 as compared to fiscal 2017. Based on current futures prices, we expect an increase of approximately $100 million in feed costs in fiscal 2018 compared to fiscal 2017. For fiscal 2018, we believe our Chicken segment sales volume will grow approximately 3-4%, and adjusted operating margins should be similar to fiscal 2017 at around 10%.

•
Prepared Foods – AdvancePierre contributed approximately $655 million of revenue in the first six months of fiscal 2018, and we expect incremental revenue of approximately $875 million in fiscal 2018 for a total of approximately $1.3 billion in the first full fiscal year as part of our operation. We expect to capture Financial Fitness Program net savings in excess of $125 million in fiscal 2018, which is a combination of AdvancePierre net synergies and reduction of non-value added costs. We currently expect raw material costs to be approximately $30 million higher for fiscal 2018 as compared to fiscal 2017. For fiscal 2018, we expect our Prepared Foods segment sales to grow and adjusted operating margin should be around 11%.

•
Other – Other includes our foreign operations related to raising and processing live chickens in China and India, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect Other operating loss should be approximately $50 million in fiscal 2018, excluding the impact of merger and integration expense from the acquisition of AdvancePierre and restructuring and related costs.

•
Sales – We expect fiscal 2018 sales to grow approximately 6% to between $40-$41 billion which is attributed to incremental AdvancePierre sales of $1.1 billion, an increase in sales volume in our legacy businesses and an improvement in mix predominantly in our Chicken segment.

•
Capital Expenditures – We expect capital expenditures to approximate $1.3 billion for fiscal 2018. Capital expenditures will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that will result in production and labor efficiencies, yield improvements and sales channel flexibility.

•
Net Interest Expense – We expect net interest expense to approximate $340 million for fiscal 2018, which includes estimates regarding the timing and net proceeds from the divestitures of our Sara Lee® Frozen Bakery, Van’s® and pizza crust businesses as we intend to use the net sales proceeds to pay down debt.

•	Liquidity – We expect total liquidity of $1.0 billion or more while total liquidity at March 31, 2018 was slightly below $1.0 billion.

•
Tax Rate – On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act. While we continue to assess the impact of this legislation on our business and consolidated financial statements, the legislation reduced the U.S. corporate tax rate from the current rate of 35% to 21%. We expect our adjusted effective tax rate to approximate 24% in fiscal 2018 and 25% in fiscal 2019.

•
Share Repurchases – We will resume share repurchases, other than to offset dilution from our equity compensation programs, once our leverage nears our net debt to EBITDA target of 2X, which we anticipate will occur during fiscal 2018.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Sales	$9,773	$9,083	$20,002	$18,265
Cost of Sales	8,753	8,036	17,531	15,735
Gross Profit	1,020	1,047	2,471	2,530

Selling, General and Administrative	522	476	1,046	977
Operating Income	498	571	1,425	1,553
Other (Income) Expense:
Interest income	(2)	(1)	(4)	(3)
Interest expense	86	56	174	114
Other, net	(9)	(3)	(10)	11
Total Other (Income) Expense	75	52	160	122
Income before Income Taxes	423	519	1,265	1,431
Income Tax Expense (Benefit)	107	178	(683)	496
Net Income	316	341	1,948	935
Less: Net Income Attributable to Noncontrolling Interests	1	1	2	2
Net Income Attributable to Tyson	$315	$340	$1,946	$933
Weighted Average Shares Outstanding:
Class A Basic	296	295	296	296
Class B Basic	70	70	70	70
Diluted	370	370	371	371
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.88	$0.95	$5.42	$2.59
Class B Basic	$0.78	$0.86	$4.87	$2.35
Diluted	$0.85	$0.92	$5.25	$2.51
Dividends Declared Per Share:
Class A	$0.300	$0.225	$0.675	$0.525
Class B	$0.270	$0.203	$0.608	$0.473

Sales Growth	7.6%		9.5%
Margins: (Percent of Sales)
Gross Profit	10.4%	11.5%	12.4%	13.9%
Operating Income	5.1%	6.3%	7.1%	8.5%
Net Income Attributable to Tyson	3.2%	3.7%	9.7%	5.1%
Effective Tax Rate	25.3%	34.3%	-54.0%	34.7%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2018	September 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$198	$318
Accounts receivable, net	1,594	1,675
Inventories	3,328	3,239
Other current assets	228	219
Assets held for sale	642	807
Total Current Assets	5,990	6,258
Net Property, Plant and Equipment	5,755	5,568
Goodwill	9,404	9,324
Intangible Assets, net	6,231	6,243
Other Assets	711	673
Total Assets	$28,091	$28,066

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$1,128	$906
Accounts payable	1,485	1,698
Other current liabilities	1,217	1,424
Liabilities held for sale	8	4
Total Current Liabilities	3,838	4,032
Long-Term Debt	8,872	9,297
Deferred Income Taxes	2,039	2,979
Other Liabilities	1,186	1,199

Total Tyson Shareholders’ Equity	12,136	10,541
Noncontrolling Interests	20	18
Total Shareholders’ Equity	12,156	10,559

Total Liabilities and Shareholders’ Equity	$28,091	$28,066

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	March 31, 2018	April 1, 2017
Cash Flows From Operating Activities:
Net income	$1,948	$935
Depreciation and amortization	459	356
Deferred income taxes	(938)	(28)
Other, net	132	88
Net changes in operating assets and liabilities	(462)	(369)
Cash Provided by Operating Activities	1,139	982

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(559)	(467)
Purchases of marketable securities	(22)	(30)
Proceeds from sale of marketable securities	21	29
Acquisition, net of cash acquired	(226)	—
Proceeds from sale of business	125	—
Other, net	(25)	(10)
Cash Used for Investing Activities	(686)	(478)

Cash Flows From Financing Activities:
Payments on debt	(432)	(45)
Borrowings on revolving credit facility	1,420	1,680
Payments on revolving credit facility	(1,420)	(1,977)
Proceeds from issuance of commercial paper	10,837	725
Repayments of commercial paper	(10,615)	(225)
Purchases of Tyson Class A common stock	(237)	(733)
Dividends	(216)	(158)
Stock options exercised	87	83
Other, net	—	41
Cash Used for Financing Activities	(576)	(609)
Effect of Exchange Rate Changes on Cash	3	(1)
Decrease in Cash and Cash Equivalents	(120)	(106)
Cash and Cash Equivalents at Beginning of Year	318	349
Cash and Cash Equivalents at End of Period	$198	$243

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Six Months Ended		Fiscal Year Ended	Twelve Months Ended
	March 31, 2018	April 1, 2017	September 30, 2017	March 31, 2018

Net income	$1,948	$935	$1,778	$2,791
Less: Interest income	(4)	(3)	(7)	(8)
Add: Interest expense	174	114	279	339
Add: Income tax expense (benefit)	(683)	496	850	(329)
Add: Depreciation	353	314	642	681
Add: Amortization (a)	101	38	106	169
EBITDA	$1,889	$1,894	$3,648	$3,643

Adjustments to EBITDA:
Add: One-time cash bonus to frontline employees	$109	$—	$—	$109
Add: AdvancePierre purchase accounting and acquisition related costs (b)	—	—	103	103
Add: Impairments net of realized gain associated with the divestiture of non-protein businesses (c)	79	—	45	124
Add: Restructuring and related charges	31	—	150	181
Add: San Diego Prepared Foods operation impairment	—	52	52	52
Total Adjusted EBITDA	$2,108	$1,946	$3,998	$4,212

Pro forma Adjustments to EBITDA:
Add: AdvancePierre adjusted EBITDA (prior to acquisition) (d)			$193	$48
Total Pro forma adjusted EBITDA			$4,191	$4,260

Total gross debt			$10,203	$10,000
Less: Cash and cash equivalents			(318)	(198)
Less: Short-term investments			(3)	(2)
Total net debt			$9,882	$9,800

Ratio Calculations:
Gross debt/EBITDA			2.8x	2.7x
Net debt/EBITDA			2.7x	2.7x

Gross debt/Adjusted EBITDA			2.6x	2.4x
Net debt/Adjusted EBITDA			2.5x	2.3x

Gross debt/Pro forma Adjusted EBITDA			2.4x	2.3x
Net debt/Pro forma Adjusted EBITDA			2.4x	2.3x

(a)
Excludes the amortization of debt issuance and debt discount expense of $5 million and $4 million for the six months ended March 31, 2018, and April 1, 2017, respectively, $13 million for the fiscal year ended September 30, 2017, and $14 million for the twelve months ended March 31, 2018, as it is included in interest expense.

(b)
AdvancePierre acquisition and integration costs for the fiscal year 2017 and twelve months ending March 31, 2018, includes $36 million of purchase accounting adjustments, $49 million acquisition related costs and $18 million of acquisition bridge financing fees.

(c)
For the fiscal year ended September 30, 2017, includes an impairment related to the expected sale of a non-protein business of $45 million in fiscal 2017. The adjustment for the six months ended March 31, 2018 includes $101 million impairments related to the expected sale of a non-protein business net of a $22 million realized pretax gain associated with the sale of a non-protein business. For the twelve months ended March 31, 2018 includes impairments related to the expected sale of non-protein businesses of $146 million net of $22 million realized pretax gain from the sale of a non-protein business.

(d)
Represents AdvancePierre's pre-acquisition Adjusted EBITDA, for the approximate eight and two months ended prior to the June 7, 2017, closing of the acquisition. These amounts are added to our Adjusted EBITDA for the fiscal year ended September 30, 2017 and the twelve months ended March 31, 2018, in order for Net debt to Adjusted EBITDA to include a full twelve months of AdvancePierre results on a pro forma basis for each of the periods presented. The pro forma adjusted EBITDA was derived from AdvancePierre’s EBITDA from its historical unaudited financial statements for the three months ended December 31, 2016, and April 1, 2017, as filed with the Securities and Exchange Commission, as well as AdvancePierre management unaudited financial information for the period from April 2, 2017, through the June 7, 2017, closing of the acquisition. These amounts were adjusted to remove the impact of its merger, acquisition and public filing expenses as well as related expenses including consultant fees, accelerated stock-based compensation and other deal costs. We believe this pro forma presentation is useful and helps management, investors, and rating agencies enhance their understanding of our financial performance and to better highlight future financial trends on a comparable basis with AdvancePierre results included for the periods presented given the significance of the acquisition to our overall results.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA and Pro forma Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA and Pro forma Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA (and to Pro forma Adjusted EBITDA) are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.
We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA and Pro forma Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA and Pro forma Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA and Pro forma Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Second Quarter				Six Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2018	2017	2018	2017	2018	2017	2018	2017

Reported net income per share attributable to Tyson			$0.85	$0.92			$5.25	$2.51

Add: One-time cash bonus to frontline employees	$109	$—	0.22	—	$109	$—	0.22	—

Add: Restructuring and related charges	$12	$—	0.02	—	$31	$—	0.06	—

Add: Impairment net of a realized gain associated with the divestiture of non-protein businesses (a)	$75	$—	0.21	—	$79	$—	0.26	—

Add: San Diego Prepared Foods operation impairment	$—	$52	—	0.09	$—	$52	—	0.09

Less: Tax benefit from remeasurement of net deferred tax liabilities at lower enacted tax rates	$—	$—	(0.03)	—	$—	$—	(2.71)	—

Adjusted net income per share attributable to Tyson			$1.27	$1.01			$3.08	$2.60
(a) EPS impact for the six months of fiscal 2018 includes $101 million of impairments related to the expected sale of a non-protein business net of a $22 million realized pretax gain associated with the sale of a non-protein business, which combined on an after-tax basis resulted in a $0.26 impact to EPS.

Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

Adjusted EPS guidance is provided on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2018 Adjusted EPS guidance to its full-year fiscal 2018 projected GAAP EPS guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the Second quarter ended March 31, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$92	$67	$231	$123	$(15)	$498
Add: One-time cash bonus to frontline employees	27	12	51	19	—	109
Add: Restructuring and related charges	1	—	6	5	—	12
Add: Impairment associated with the divestiture of a non-protein business	—	—	—	75	—	75
Adjusted operating income (loss)	$120	$79	$288	$222	$(15)	$694

Adjusted Operating Income (Loss)
(for the Second quarter ended April 1, 2017)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$126	$141	$233	$87	$(16)	$571
Add: San Diego Prepared Foods operation impairment	—	—	—	52	—	52
Adjusted operating income (loss)	$126	$141	$233	$139	$(16)	$623

Adjusted Operating Income (Loss)
(for the Six months ended March 31, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$348	$218	$503	$384	$(28)	$1,425
Add: One-time cash bonus to frontline employees	27	12	51	19	—	109
Add: Restructuring and related charges	2	1	15	13	—	31
Add: Impairment net of a realized gain associated with the divestiture of non-protein businesses (a)	—	—	—	79	—	79
Adjusted operating income (loss)	$377	$231	$569	$495	$(28)	$1,644
(a) Operating income impact for the six months of fiscal 2018 includes $101 million of impairments related to the expected sale of a non-protein business net of a $22 million realized pretax gain associated with the sale of a non-protein business.

Adjusted Operating Income (Loss)
(for the Six months ended April 1, 2017)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$425	$388	$496	$277	$(33)	$1,553
Add: San Diego Prepared Foods operation impairment	—	—	—	52	—	52
Adjusted operating income (loss)	$425	$388	$496	$329	$(33)	$1,605

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 122,000 team members at September 30, 2017. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, May 7, 2018. Participants may pre-register for the call at http://dpregister.com/10119631. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.

A live webcast, including slides, will be available on the Tyson Foods Investor Relations website at http://ir.tyson.com. The webcast also can be accessed by using the direct link https://event.on24.com/wcc/r/1628033/522F15434B76C9B8CC93847A78A80430. A replay of the call will be available until June 7, 2018, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10119631. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

To download TSN’s free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store or
https://itunes.apple.com/us/app/tyson-foods-investor-relations/id924277754?ls=1&mt=8 for iPhone, and iPad or Google Play for Android mobile devices at https://play.google.com/store/apps/details?id=com.theirapp.tyson.
Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, including but not limited to statements relating to expected performance, statements appearing in the “Outlook” section and statements relating to adjusted EPS guidance and synergies estimates. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (iv) the integration of AdvancePierre Foods Holdings, Inc.; (v) the effectiveness of our financial fitness program; (vi) the implementation of an enterprise resource planning system; (vii) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) effectiveness of advertising and marketing programs; (xii) our ability to leverage brand value propositions; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) adverse results from litigation; (xvii) cyber incidents, security breaches or other disruptions of our information technology systems; (xviii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xix) risks associated with our commodity purchasing activities; (xx) the effect of, or changes in, general economic conditions; (xxi) significant marketing plan changes by large customers or loss of one or more large customers; (xxii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxiii) failure to maximize or assert our intellectual property rights; (xxiv) our participation in a multiemployer pension plan; (xxv) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (xxvi) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvii) volatility in capital markets or interest rates; and (xxviii) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 30, 2017.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235